EXHIBIT 6.3

               LETTER FROM ANDRE M. PAUWELS DATED AUGUST 15, 2003

                          ANDRE M. PAUWELS B. SC P.GEO
                              CONSULTING GEOLOGIST


                                                                 August 15, 2003



Bravo Resources Ltd.
Suite 207 - 1020 Hamilton Street
Vancouver, BC
V7B 2R9



ATTENTION MR. DANIEL SAVINO, PRESIDENT




Dear Mr. Savino,

This is to let you know that I embarked on phase one of the work on the Sparks claims and have some conclusions:

     1. An evaluation and in depth interpretation of all of the geoscientific data from the Quebec government sources and form assessment reports filed with the government. This will allow a first best estimate of the probability of kimberlite occurences on the property.

Contrary to what I thought when recommending an in depth review and research of all geoscientific data as I did in my report of last October, there is hardly any additional data to be examined and in any case little to be learned from it that is of direct use for Bravo's exploration. I did do an analysis of the topography that indicated a distinct belt of of high density of small lakes that runs from Ditem's Lac Beaver Kimberlite through the property along a South-Easterly direction. The reasoning is that kimberlites, being recessive, are often the cause of small lakes and if kimberlites are to be found in the Sparks property there is a much enhanced probability in the area where there is a maximum occurrence of small lakes

Therefore, rather than spending any more time scrutinizing assessment reports and go through the effort of formally reporting on that, I recommend that Bravo embarks on a prospecting program especially over the areas near small lakes. From following diamond exploration activities, especially the rapid success of Northern Empire with the diamantiferous kimberlite samples they found while prospecting at in the NWTover the last year, such prospecting will be a worthwhile and cost effective program before doing an airborne magnetic survey this fall or winter. For your information I attached a cost estimate for propsecting and I also attached the genral business terms that I require to be


                   4900 MARIPOSA COURT * RICHMOND BC * V7C 2J9
                    PHONE: 604 240 8560 * HOME: 604 277 8009
                              ANDREPAUWELS@SHAW.CA
 engaged in exploration by Bravo.



Regards,

/s/ ANDRE M. PAUWELS

Andre Pauwels, P.Geo


     THE GENERAL BUSINESS TERMS TO ENGAGE A. PAUWELS P. GEO ARE:

         o Daily fees of C$ 500.00 per day or $62.5 per hour for time spend on organizing, research and field time.
         o A work proposal which includes an estimate of all costs, plus administrative fees and a 5% contingency, to be prepared and approved by Bravo and and when accepted by A. M Pauwels and so form the basis of any engagement of Mr. Pauwels.
         o All expenses and costs of such a Work Proposal, other than fees to A. Pauwels to be advanced by Bravo to A. Pauwels before the start of a program and at least once monthly in advance.
         o Advances to contractors, if applicable, to be paid by Bravo directly.
         o 50% of the amount of fees to A. Pauwels specified in the the Work proposal are to be paid in advance at least once monthly. The remainder of the fees are due upon delivery of a report by A. M Pauwels.




COST ESTIMATE  PROSPECTING AT SPARK


Geologist or prospector    7 days @ $325             2,275
Food lodging/camp cost @ 100/day                     800
Travel costs                                         1,000
Helicopter cost                                      3,000
Short report                                         500

Total                                                $8,075

If kimberlite samples are located then additional costs will be incurred for analysis, petrography and diamond indicator determinations. This is estimated at $1,500 per sample fully investigated.